Exhibit (h)(ii)(e)

AMENDMENT
to
Transfer Agency and Service Agreement
between
SA Funds – Investment Trust
and
State Street Bank and Trust Company

This Amendment is entered into as of this 28th day of October, 2015, between SA Funds – Investment Trust (the “Fund”) and State Street Bank and Trust Company (the “Transfer Agent”). In accordance with Section 16.1 (Amendment) and Section 17 (Additional Funds) of the Transfer Agency and Service Agreement dated July 15, 1999, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of October 28, 2015; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “October 28, 2015 Amendment”) except as specifically revised by this Amendment.

3.	Except as specifically set forth in this October 28, 2015 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this October 28, 2015 Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SA FUNDS – INVESTMENT TRUST	STATE STREET BANK AND TRUST COMPANY

By: /s/ Chris Stanley	By: /s/ Gunjan Kedia

Name: Chris Stanley	Name: Gunjan Kedia

Title: General Counsel	Title: Executive Vice President
As an Authorized Officer on behalf of each of
the Funds indicated on Schedule A

SCHEDULE A Dated:
October 28, 2015

SA Emerging Markets Value Fund
SA Global Fixed Income Fund
SA International Small Company Fund
SA International Value Fund
SA Real Estate Securities Fund
SA U.S. Fixed Income Fund
SA U.S. Market Fund
SA U.S. Small Company Fund
SA U.S. Value Fund
SA Worldwide Moderate Growth Fund